Exhibit 5.1
September 28, 2005
DDi Corp.
1220 Simon Circle
Anaheim, CA 92806
Ladies and Gentlemen:
     We have acted as counsel to DDi Corp., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof, with respect to offering from time to time by certain security holders of the Company, as detailed in the Registration Statement, of 56,600,714 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). The Shares consist of (i) the shares of the Company’s common stock that each Standby Purchaser, as defined below, acquired in the Company’s $75 million rights offering to holders of its common stock, in its capacity as a stockholder of the Company to the extent such shares were not freely tradeable, (ii) the shares of the Company’s common stock issued to the Standby Purchasers, pursuant to the terms of the Standby Securities Purchase Agreement, dated June 2, 2005, as amended through the date hereof (the “Purchase Agreement”), among the Company and, separately, each of the purchasers named therein (collectively, the “Standby Purchasers”), (iii) the shares of common stock issuable upon the exercise of the Standby Purchasers warrants to purchase shares of the Company’s common stock at an exercise price equal of $0.75 per share with an expiration date of July 31, 2006 (the “Warrants”) and (iv) any other shares of common stock owned by the Standby Purchasers as of September 21, 2005.
     In connection with this opinion, we have examined originals or copies of such documents, resolutions, certificates and instruments of the Company as we have deemed necessary to form a basis for the opinions hereinafter expressed, including, without limitation, the Purchase Agreement and each of the Warrants issued to the Standby Purchasers. We have also reviewed certificates of public officials, statutes, records and such other instruments and documents and have made such investigations of law as we have deemed necessary to form a basis for the opinion hereinafter expressed.
     In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures and the authority of all persons or entities signing all documents examined by us, (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and (iii) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon, and assumed the accuracy and completeness of, statements and representations of representatives of the Company.
     Based upon and subject to the foregoing, we are of the opinion that the Shares when issued, delivered and paid for in the manner set forth in the Registration Statement and pursuant to the Purchase Agreement or the Warrants, as applicable, will be validly issued, fully paid and nonassessable.
     We are members of the Bar of the State of California, and accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning the laws of any jurisdiction other than laws of the State of California and the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect.
     This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.
     We consent to the use of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this letter.

Very truly yours,
/s/ Paul, Hastings, Janofsky & Walker LLP